Exhibit 10.1

OFFICE OF THE COMMISSIONER OF INSURANCE (OCI)    STATE OF WISCONSIN
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In the Matter of:
    STIPULATION AND ORDER
Ambac Assurance Corporation,

    Respondent.    Case No. 23-C45288
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    WHEREAS, Ambac Assurance Corporation, One World Trade Center 41st Floor, New York, New York 10007 (“Respondent” or “AAC”), is subject to the jurisdiction of the Office of the Commissioner of Insurance (the “Commissioner”) in the State of Wisconsin; and
    WHEREAS, Ambac Financial Group, Inc., One World Trade Center 41st Floor, New York, New York 10007 (“AFGI”), a corporation domiciled in Delaware that holds 100% of the issued and outstanding common stock of the Respondent, is subject to the jurisdiction of the Commissioner in the State of Wisconsin pursuant to Chapter 617 of the Wisconsin Statutes and through its consent to this Stipulation and Order; and
WHEREAS, pursuant to s. Ins 51.80(7), Wis. Adm. Code, the individual and special circumstances of the Respondent require the OCI to establish additional factors and adjustments to the Respondent’s compulsory surplus to assure an adequate margin of safety in the Respondent’s operations.
WHEREAS, the Respondent requires a structure of supervision suitable to address the complexity of operational and regulatory issues that reasonably may be anticipated to arise from time-to-time over the course of its operations; and
WHEREAS, the Commissioner may, pursuant to ss. 601.41(4) and 623.11, Wis. Stats., and s. Ins 51.80(7), Wis. Adm. Code, determine the amount of compulsory surplus an insurer is required to have and may issue an order under s. 601.41(4)(a) and ch. 617, Wis. Stat.; and
WHEREAS, the Commissioner intends to protect the interests of policyholders, creditors, and the general public, and the Respondent endeavors to cooperate with the Commissioner in that intention.
WHEREAS, the Respondent is required to provide information to the Commissioner pursuant to s. 601.42, Wis. Stat. and such information provided by the Respondent to the Commissioner has the potential for harm and competitive disadvantage to the Respondent if the documents and information are made public, pursuant to s. 601.465, Wis. Stat. The Commissioner has determined the OCI may refuse to disclose and may prevent any other person from disclosing any terms and conditions as set forth in paragraph (3) below.
    NOW, THEREFORE, the Respondent and the Commissioner do agree and stipulate to the following terms and conditions:

Ambac Assurance Corporation
Case No. 23-C45288

    (1) While this Stipulation and Order is in effect, the Respondent shall maintain a level of surplus and contingency reserves as regards policyholders which provide reasonable security against contingencies affecting the Respondent’s financial position that are not otherwise fully covered by reserves or reinsurance, such that the Commissioner may continue to determine that the Respondent’s surplus and contingency reserves are reasonably in excess of a level that would constitute a financially hazardous condition. From time-to-time, in the Commissioner’s sole discretion, the Commissioner may undertake a review of the facts and circumstances of the Respondent’s business and interests for the purpose of reviewing the Respondent’s financial position and modifying or terminating this Stipulation and Order in a manner consistent with the interests of insureds, creditors, and the public generally and shall notify the Respondent as soon as reasonably practicable of his findings following such review.
    (2) In determining compliance with paragraph (1), statutory surplus may not reflect the benefit of any reserve discounting, except to the extent approved in writing and notified to the Respondent by the Commissioner and as disclosed in the Notes to Financial Statement of each applicable annual and quarterly financial statement. As of the date of the execution of this Order, the Commissioner has approved that loss reserves are to be discounted at a rate of 5.1% per annum. The Commissioner, with the assistance of the consultants referenced in paragraph (4) below, will review, in consultation with Respondent, the loss reserve discounting practices of Respondent on at least an annual basis.
    (3) The Respondent shall provide the Commissioner with a “Capital Model” that complies with the description delivered to the Respondent with this stipulation and order (together with the exhibits, appendices and instructions attached thereto, the “Capital Model Description”), which the Commissioner has determined is an appropriate measure of the Respondent’s capital. Specifically, the Capital Model is based upon certain data and assumptions used to calculate Risk Adjusted Assets (“RAA”) and Risk Adjusted Policy Liabilities (“RAPL”), with the difference between RAA less RAPL resulting in an estimate of Respondent’s capital position. The Commissioner requires the Capital Model pursuant to s. 601.42 Wis. Stat. and will therefore treat it as confidential pursuant to s. 601.465 Wis. Stat. Except with the prior approval of the Commissioner, Respondent and AFGI are hereby directed not to disclose the Capital Model, Capital Model Description, or any portion thereof.
    (4) The Commissioner may retain consultants, including accountants, attorneys, investment bankers, and other experts to assist the Commissioner in the Commissioner’s assessment of the Respondent’s financial condition, “Capital Model”, its exposure to loss claims, credit risk, liquidity risk, and other risks and the evaluation of

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reporting information submitted by the Respondent and Respondent agrees to bear the cost of retaining such experts, including fees, costs, and expenses, and also indemnification under commercially reasonable indemnification agreements.
     (5) All transactions between the Respondent and any affiliate shall be reasonable and fair to AAC as determined by the OCI and subject to periodic review to determine whether affiliate transactions continue to be reasonable and fair. The Respondent shall not enter into any transaction with any affiliate, including amendments to existing transactions, including, but not limited to, any of the following without the prior non-disapproval of the OCI:
a)Any sales, purchases, exchanges, loans, advances, extensions of credit, donations or investments; and
b)Payment of any dividend or other distribution.
Provided however, for subsection (a), matters, actions or transactions that require cash payments or asset transfers by Respondent or one of its subsidiaries of amounts less than the lower of (x) $25,000,000 or (y) the applicable threshold determined in accordance with s. Ins. 40.04(2)(a) Wis. Adm. Code (the lower of (x) or (y) being the “Transaction Threshold”) in any twelve-month period and involve the incurrence of obligations or commitments of less than the Transaction Threshold (in each case, measured per matter, action or transaction or, in the case of related matters, actions or transactions, in the aggregate), shall not be subject to this paragraph (5). The Respondent shall provide an annual report to the Commissioner by March 1 of each year which shall include all transactions not subject to this paragraph (5) that were completed in the prior calendar year.
    (6) The Respondent shall provide notice to the Commissioner of the occurrence, or failure to occur, of any event which would or would be reasonably likely to cause a material adverse effect to the business, assets, properties, operations, or condition, financial or otherwise, or, insofar as can reasonably be foreseen, prospects, financial or otherwise, of the Respondent, an affiliate of the Respondent, or all affiliates of the Respondent taken as a whole; provided that the following shall be excluded in any determination of material adverse effect: (i) any circumstance, change, or effect, including international events such as acts of terrorism or war, affecting generally companies operating in the financial guaranty business in the same general manner and to the same general extent; or (ii) any circumstance, change, or effect affecting generally the United States or world economy. Without limiting the foregoing, a material adverse effect shall be conclusively presumed if the effect results, or reasonably could result, in a reduction of more than 10% in the Respondent’s surplus as regards

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policyholders. Notice pursuant to this paragraph (6) shall be provided as soon as practicable after the occurrence, or failure to occur, of the event, and shall include a brief description of the significance of the event, and copies of documents, if any, relating to or received in connection with the event.
    (7) Except as otherwise approved by the Commissioner, AFGI shall use its best efforts to preserve use of the NOLs realized by the holding company system led by AFGI for the benefit of the Respondent and its subsidiaries. The term “NOLs” in this paragraph (7) shall have the meaning given in the Tax Sharing Agreement by and among AFGI, the Respondent, and the other parties thereto.
    (8) With respect to certain insured transactions whose policies were previously allocated to the Segregated Account, the Respondent may have the ability currently or in the future to: (i) terminate and/or replace servicers, (ii) terminate and/or replace collateral managers, (iii) exercise other rights (to be identified) that have a significant impact on the economics of the insured transaction (collectively “Control Rights”). The Respondent shall file all Control Rights it proposes to exercise at least ten (10) business days before such exercise. If approval is granted by the Commissioner, the Control Right may be implemented prior to the expiration of the ten (10) business days. No Control Right may be executed or carried out if the Commissioner disapproves such Control Right.
    (9) The Respondent shall report reasonable loss reserves in its annual and quarterly financial statements. Loss reserves shall be reflected in the Respondent’s annual financial statements at an amount for which a statement of opinion has been issued by an independent, qualified actuary acceptable to the Commissioner.

    (10) The Respondent shall file with each annual financial statement, the actuarial report prepared by the actuary providing the statement of opinion under paragraph (9) that supports the statement of opinion. All such actuarial reports received by the Commissioner will be confidential pursuant to s. 601.465, Wis. Stat.
    (11) The Respondent shall file each transaction that the Respondent proposes to enter into other than in ordinary course of business with non-affiliated counterparties where the aggregate consideration to be or expected to be paid by the Respondent is equal to or greater than $100,000,000 with the Commissioner for review at least ten (10) days (or such shorter time frame as the Commissioner may agree but in no event less than five (5) business days) prior to closing. If non-disapproval is granted by the Commissioner prior to the expiration of the ten (10) days or such agreed to shorter time frame, the transaction may be implemented immediately after such approval. If the

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Commissioner takes no action prior to the expiration of the ten (10) days or such agreed to shorter time frame, the transaction may be implemented upon the expiration of the ten (10) days or such shorter time frame. No transaction may be executed or carried out if the Commissioner disapproves the transaction. For the avoidance of doubt, transactions entered into pursuant to the Respondent’s Investment Policy and/or Derivative Use Plan shall not be subject to this paragraph (11).
    (12) Any changes to the Respondent’s Investment Policy or Derivative Use Plan shall be submitted to the Commissioner for approval. The Commissioner or its designated representatives shall meet with the Respondent’s management, including its Chief Financial Officer, as requested by the Commissioner to discuss the Investment Policy and Derivative Use Plan and any changes appropriate thereto. The Commissioner may recommend changes to the Investment Policy and Derivative Use Plan and the Respondent shall consider such recommendations in good faith. No changes to the Respondent’s Investment Policy or Derivative Use Plan may be executed or carried out in the absence of OCI’s written approval.
    (13) The Respondent hereby consents to the jurisdiction of the Commissioner and the courts of the State of Wisconsin and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens with regard to any actions, claims, disputes or proceedings relating to this Stipulation and Order or any other document delivered hereunder or in connection herewith.
    (14) For purposes of this Stipulation and Order, the application of the Wisconsin Statutes and the Wisconsin Administrative Code are not modified except as explicitly stated herein. This Order does not purport to supersede any decisions of any court of competent jurisdiction with respect to the Respondent.
    (15) The Respondent, AFGI and the Commissioner agree that this Stipulation and Order is not being entered in consequence of any violation of law or for the purpose of imposing a penalty or a specific course of remedial action, but rather as an exercise of the Commissioner’s authority and obligation to determine, when necessary, the amount of compulsory surplus an insurer is required to have under s. 623.11, Wis. Stat., and to establish a structure of supervision suitable to address the complexity of operational and regulatory issues that reasonably may be anticipated to arise from time-to-time over the course of its operations.
    (16) Respondent and AFGI acknowledge that the agreements contained herein are made without reservation and constitute a waiver of rights to a hearing, confrontation and cross-examination of witnesses, production of evidence, and judicial review associated with this Order. The Respondent and AFGI acknowledge that the

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Commissioner may make additional orders or subsequently modify or supersede this Order by making a subsequent order. However, this Stipulation applies only to this Order as originally issued and Respondent and AFGI reserve their rights to contest any other orders of the Commissioner or any modifications to this Order. This Stipulation and Order supersedes the Stipulation and Order (Case No. 17-C42069) entered on January 23, 2018, as amended, which shall have no further force and effect as of the date of the Order entered below.

Ambac Assurance Corporation
Case No. 23-C45288

2/21/24	/s/ Claude LeBlanc
Date	Claude LeBlanc
President and Chief Executive Officer
Ambac Assurance Corporation and Ambac Financial
Group, Inc.

2/21/24	/s/ Amy Malm
Date	Amy Malm, Administrator
Division of Financial Regulation

ORDER
    NOW, THEREFORE, based upon consideration of the Stipulation in this matter, I hereby order under ss. 601.41(4)(a), 623.11, and ch. 617, Wis. Stat., and s. Ins 51.80 (7), Wis. Adm. Code:
1.The Respondent and AFGI shall comply with all agreements made in this Stipulation and Order.
2.Any report provided to the Commissioner or demanded by the Commissioner pursuant to this Stipulation and Order shall be required pursuant to s. 601.42, Wis. Stat., and under this Stipulation and Order.
3.This Order shall be effective on the date it is entered. The Respondent may request the Commissioner to review specific terms and conditions of this Order periodically as conditions warrant.

Dated at Madison, Wisconsin, this 22nd day of February 2024.

/s/ Nathan Houdek
Nathan Houdek
Commissioner of Insurance